[ROPES & GRAY LETTERHEAD APPEARS HERE]
                                                     February 13, 2001




Liberty Floating
  Rate Advantage Fund
One Financial Center
Boston, Massachusetts  02111

         Re:      Liberty Floating Rate Advantage Fund

Ladies and Gentlemen:

         We are furnishing this opinion in connection with the proposed recission offer by Liberty Floating Rate Advantage Fund (the "Trust") with respect to up to 4,000,000 previously-issued shares of beneficial interest of the Trust (the "Shares"), the offer and sale of which has not previously been registered under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to the Trust's Registration Statement on Form N-2 (the "Registration Statement") to be filed today under the 1933 Act, as amended, and the Investment Company Act of 1940, as amended.

         We act as counsel for the Trust and are familiar with the actions taken by its Board of Trustees to authorize the issuance of the Shares. We have examined the Trust's Agreement and Declaration of Trust, as amended (the "Agreement and Declaration of Trust"), and the Trust's By-Laws. We have also examined such other documents as we deem necessary for the purpose of this opinion.

         Based on and subject to the foregoing, we are of the opinion that the issuance by the Trust of the Shares was duly authorized under Massachusetts law and that the Shares, upon the issuance thereof and the receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value, were validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust property of the particular series of shares for all loss and expenses of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the particular series would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement.

                                                     Very truly yours,


                                                     /s/ ROPES & GRAY
                                                     Ropes & Gray